Exhibit 99.2
ISBA Announces 2nd Quarter Earnings
Mt. Pleasant, Michigan, July 28, 2011 — Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today the Corporation’s net income for second quarter 2011 was $2.67 million. The Corporation paid a $0.19 per share cash dividend in the second quarter of 2011. Based on the Corporation’s average stock price of $18.07 for the month of June 2011, the annualized dividend yield was 4.21%.
The Corporation’s net income for the first six months of 2011 was $4.99 million, an $814,000 or 19.50% increase over the same period in 2010. The increase in earnings is primarily a result of net interest income increasing $1,073,000 from strong asset growth and the provision for loan loss expense decreasing $843,000 as loan losses continue to decline. As of June 30, 2011, the Corporation’s total assets were $1.28 billion, a 4.52% increase when compared to December 31, 2010. The majority of this growth was funded by a 5.34% increase of in-market deposits. Total assets under management, which included loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were $1.89 billion.
The Corporation’s asset quality remains strong as evidenced by the relatively low percentage (0.70%) of assets classified as “nonperforming” as of June 30, 2011. By comparison, the average percentage of nonperforming assets for all banks in the state of Michigan was 3.09% for the period ended March 31, 2011, the date of the most recently available information. As of June 30, 2011, the Corporation had $1.84 in loan loss reserve for every dollar of nonperforming loans, an outstanding coverage ratio. In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 13.77% at the end of the second quarter of 2011 is considered to be exceptionally strong when compared to the 10.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investor Relations Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2011, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.